Exhibit 10.52
Schedule of Base Salaries for
Certain Executive Officers

Name and Position	Annual Base Salary
S.P. Johnson IV	$360,000
President and Chief Executive Officer

Paul F. Boling	$215,000
Chief Financial Officer, Vice President, Secretary and Treasurer

Gregory E. Evans	$210,000
Vice President, Exploration

J. Bradley Fisher	$255,000
Vice President and Chief Operating Officer

Richard Smith	$190,000
Vice President of Land